EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 28, 2023, by and between Advantage Solutions Inc., a Delaware corporation (the “Company”), and Jack Pestello (the “Executive”).

WHEREAS, the Company desires to obtain the benefit of the experience, services, skills, and abilities of the Executive in connection with the operation of the Company and desires to employ the Executive upon the terms and conditions set forth herein, and the Executive is willing and able to accept such employment on such terms and conditions;

WHEREAS, it is the desire of the Company to assure itself of the services of Executive following the Effective Date (as defined below) and thereafter on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to provide services to the Company following the Effective Date and thereafter on the terms herein provided.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.
Agreement to Employ; No Conflicts.
1.1
This Agreement shall become effective on April 10, 2023, unless otherwise mutually agreed between the Company and the Executive (the “Effective Date”).
1.2
Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. The Executive represents that (a) the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound (including, without limitation, any non-competition, non-solicitation, confidentiality or proprietary non-disclosure, or other similar covenant or agreement); (b) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer; (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms; and (d) the Executive does not have any interest in any intangible asset including, without limitation, intellectual property, goodwill, trade secrets, and general know-how, used in, or useful to the Company’s business.
2.
Employment Duties. During the Term (as defined below), the Executive shall serve as the Company’s Chief Operating Officer, Branded Services. The Executive shall also serve on request, during all or any portion of the Term, as an officer, director, and/or manager of any of the Company’s subsidiaries or affiliates as the Company may deem appropriate, without any additional compensation therefor. Executive acknowledges and agrees that the Executive’s compensation and benefits under this Agreement, as applicable, may be paid to the Executive by a subsidiary or affiliate of the Company (including, without limitation, Advantage Sales & Marketing LLC). During the Term, the Executive will use the Executive’s best efforts to advance the business interests of, and devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates). The Executive may engage in appropriate civic, charitable or religious activities of the Executive’s own choosing, provided that such activities do not materially interfere with

Executive’s performance of Executive’s duties and responsibilities hereunder (including the Restrictive Covenants) and are not otherwise contrary to the Company’s interests, in each case as determined by the Company in its reasonable good faith business judgement. Except as set forth above, the Executive will not engage in any other business activities, including serving on outside boards or committees (whether or not the Executive receives any compensation therefor) without the prior written consent of the Company; provided, however, that the Company will not unreasonably withhold its consent to Executive serving as a director on a board of a public company, so long as such service does not create any conflict of interest, reputational issues or similar concerns.
3.
Term of Employment; Term Expiration.
3.1
The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until terminated as provided herein (the “Term”).
3.2
Upon termination of this Agreement, the Executive shall not be entitled to any rights or benefits hereunder.
4.
Place of Employment. The Executive’s principal place of employment shall initially be in Northwest Arkansas; provided, however, that the Company in its sole discretion may require the Executive to report to another location so long as such location is where the Company requires senior management (including the Company’s Chief Executive Officer) to meet and perform duties. The Executive and the Company may also mutually agree on a different location. From time to time, Executive may be required to travel to other locations in the performance of Executive’s responsibilities under this Agreement.
5.
Compensation; Reimbursement. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for the Executive’s services provided hereunder, the following:
5.1
Base Salary. During the Term, the Company shall pay the Executive a base salary of $600,000 per year (“Base Salary”), which shall be subject to annual review and payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations or otherwise elected by the Executive to be withheld (the “Payroll Policies”). The Base Salary may only be reduced as part of a reduction in the base salary of all executive officers of the Company, and in no event may the Base Salary be reduced below ninety percent (90%) of the Base Salary provided for in this Agreement.
5.2
Cash Bonus. During the Term, Executive shall be eligible to receive a target bonus of one hundred percent (100%) of the Executive’s Base Salary (the “Target Bonus Opportunity”) pursuant to the terms of the Executive Bonus Plan approved by the Company’s Board of Directors (the “Board”) or the compensation committee of the Board (the “Compensation Committee”), based on performance metrics to be established by the Board or the Compensation Committee in its discretion following consultation with the Executive. Executive may be eligible for a maximum bonus opportunity as approved in writing from time to time by the Board or the Compensation Committee in their sole and absolute discretion. If Executive earns a bonus in accordance with the Executive Bonus Plan, Executive’s bonus will be paid in the calendar year immediately following the year to which the bonus relates, on or about March 15 of such year, or, if later, as soon as practicable following the completion of the Company’s audited financial statements for the year to which the bonus relates, and in no event later than December 31 of the calendar year immediately following the year to which the bonus relates. For the 2023 plan year, you will be entitled to receive seventy-five percent (75%) of your bonus target, subject to your continued employment with the Company at the time bonuses for calendar year 2023 are paid (such payment to be made in accordance with the Company’s Executive Bonus Plan). For the 2024 plan year and thereafter, your bonus amount will be subject to performance objectives, and will be paid out (if at all) in accordance with the Company’s Executive Bonus Plan.
5.3
Equity.
(a)
Initial Option Grant. As soon as reasonably practicable following the Effective Date and subject to the approval of the Compensation Committee and the terms and conditions of such approval, the Company will grant to Executive, pursuant to the Plan (as defined below), an initial option grant to purchase 2,000,000 shares of the Company’s Class A common stock on June 1, 2023. Such grant will vest over five years, in increments of one-fifth of the options on each of the first five anniversary dates of the Effective Date; provided, however, that the options shall become fully vested upon a Change in Control (as defined in the Plan). The options shall have an exercise price of (1) $2.00 with respect to one-third (1/3rd) of the options; (2) $5.00, with respect to another one-third (1/3rd) of the options; and (3) $10.00, with respect to the last one-third (1/3rd) of the options; provided, however, that in no event shall any of the options be granted with an exercise price that is less than the fair market value per share of the Company’s Class A common stock on the date of grant. In all other respects, the options shall be subject to the terms and conditions of the Plan, the applicable option award agreement, and the other documents governing the options. The option grant described in this Section 5.3(a) shall be granted subject to stockholder approval of an amendment to the Company’s 2020 Incentive Award Plan, as amended and restated or otherwise modified from time to time (the “Plan”), increasing the number of shares available for issuance thereunder out of which the option grant described in this Section 5.3(a) will be granted at the Company’s 2023 annual meeting of stockholders, and if such stockholder approval is not obtained, the foregoing option grant will automatically terminate and be forfeited.
(b)
Initial Annual Equity Grant. For the 2023 fiscal year the Executive will be eligible for an initial equity grant with an aggregate value of $1,000,000, which will consist of 75% performance restricted stock units (PSUs) and 25% restricted stock units (RSUs), subject to the approval and discretion of the Compensation Committee and subject to the terms and conditions of the Company’s organizational documents, any applicable plan documents, and individual award agreements, as such documents and agreements may be amended from time to time. Such equity grant is anticipated to be granted effective on or about June 1, 2023, subject to stockholder approval of an amendment to the Plan increasing the number of shares available for issuance thereunder out of which the equity grant described in this Section 5.3(b) will be granted at the Company’s 2023 annual meeting of stockholders.
(c)
Subsequent Annual Equity Grants. For the 2024 fiscal year and subsequent fiscal years, the Executive will be eligible for an annual equity grant with an aggregate value of up to $1,000,000, subject to the approval and discretion of the Compensation Committee and subject to the terms and conditions of the Company’s organizational documents, any applicable plan documents, and individual award agreements, as such documents and agreements may be amended from time to time.
5.4
Expenses. During the Term, the Company will pay or reimburse the Executive for ordinary and reasonable business-related expenses the Executive incurs in the performance of his duties upon presentation of appropriate documentation, subject to the Company’s expense reimbursement policies for senior executives, which are subject to the review and approval of the Board or the Compensation Committee.
5.5
Benefits.
(a)
During the Term, the Executive shall be entitled to participate in all health, life, disability and other benefits generally made available from time to time by the Company to its senior executives pursuant to the terms of those plans; provided, however, that the Company shall be entitled to amend, modify or terminate any employee benefit plans.

(b)
During the Term, the Company shall maintain and the Executive shall be eligible to participate in Benicomp or any replacement executive healthcare plan that provides reimbursement for out of pocket healthcare costs; the Company’s executive long-term disability plan; and other executive benefit programs (if and as applicable); provided, however, that the Company shall be entitled to amend, modify or terminate any such plans (the plans referenced in this Section 5.5, collectively, the “Benefit Plans”). Further, the Company’s maintaining any or all of the Benefit Plans for senior executives consistent with current levels shall be subject to review and approval of the Compensation Committee.
5.6
Vacation and Sick Time. The Executive shall not earn, accrue, or receive vacation or floating holidays. The Executive shall be entitled to take paid vacation on an as needed basis, subject to the approval of the Chief Executive Officer, so long as the Executive’s absence from work does not interfere with the performance of the Executive’s job duties and the interests of the Company. Notwithstanding this provision, the Executive shall be eligible for sick time in accordance with the Company’s sick time policy and entitled to any leave of absence for which the Executive would otherwise be eligible in accordance with Company policy or any applicable local, state or federal law.
6.
Termination. The following shall apply in the event Executive’s employment terminates during the Term at any time for any of the reasons set forth below:
6.1
Upon Death or Disability.
(a)
If during the Term, the Executive experiences a Disability (as defined below), the Company may terminate the Executive’s employment hereunder. In order to assist the Company in making a Disability determination, the Executive shall, as reasonably requested by the Company, (1) make the Executive available for medical examinations by one or more physicians chosen by the Company and reasonably acceptable to the Executive and (2) to the extent reasonably necessary to make such determination, grant to the Company and any such physicians access to all relevant medical information concerning the Executive, arrange to furnish copies of the Executive’s medical records to the Company and use the Executive’s best efforts to cause the Executive’s own physicians to be available to discuss the Executive’s health with the Company and the Company will keep such records and information confidential except as reasonably necessary to make such determination. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of Executive’s death.
(b)
If the Executive’s employment is terminated as a result of the Executive’s Disability or death, the Executive (or Executive’s legal representative, as applicable) shall be entitled to receive: (1) the Executive’s Base Salary then in effect at the time of such termination, through the date of termination; () 2reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Section 5.4; (3) employee benefits that Executive was receiving at such time through the date of termination; (4) the opportunity to elect benefits continuation post-employment, which opportunity the Executive may be entitled under the Benefit Plans as of the date of such termination pursuant to the terms thereof (the amounts described in clauses (1) through (4) hereof being referred to as the “Accrued Rights”); and (5) any bonus earned but unpaid for the immediately preceding fiscal year, which bonus shall be paid in accordance with Section 5.2 (the “Accrued Bonus”).
(c)
In addition to the Accrued Rights and Accrued Bonus, if the Executive’s employment is terminated as a result of the Executive’s Disability or death, the Company will, subject to Sections 6.5, 6.9 and 9, pay to the Executive or the Executive’s legal representative the Executive’s Base Salary then in effect at the time of such termination for six (6) months following such termination, less any amounts received by the Executive under the Company’s disability policies, if applicable. Such payments will be made in equal installments over such six (6) month period in accordance with the

Payroll Policies, Section 9 and the terms of the Release (as defined below), with the first such payment to occur on the First Payment Date (as defined below) (which first payment will include any installments that would have been paid pursuant to the Payroll Policies prior to such First Payment Date). Subject to Section 6.5, the Executive will also, in the case of a termination for Disability, be entitled to payment to the Executive of the Company’s portion of post-employment Company-sponsored health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) to the extent permissible under the Company’s health insurance plans, including, if permitted and still maintained by the Company, Benicomp (as may be amended, modified or terminated by the Company from time to time), and subject to Executive’s valid election to continue healthcare coverage under COBRA, during such six (6) month period, subject to applicable taxes and withholdings; provided, that if the Executive becomes covered by the health insurance policy of any subsequent employer during such six (6) month period, the continuation of such health insurance coverage and premium payment by the Company shall cease.
(d)
Following the termination of the Executive’s employment on account of the Executive’s Disability or upon the Executive’s death, the Executive shall have no further rights to any compensation or any other benefits with respect to the Executive’s employment with the Company except as set forth in this Section 6.1.
(e)
For purposes of this Agreement, “Disability” shall mean the Executive becoming physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Company, is unable to perform Executive’s duties hereunder (with or without reasonable accommodation) for a period of twenty six (26) weeks during any twelve (12) month period during the Term; provided, however, that to the extent that any payments or benefits payable upon a termination hereunder constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the definition of “Disability” shall be as set forth in Treas. Reg. Section 1.409A 3(i)(4).
6.2
For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below), subject to the notice and cure periods set forth below. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive the Accrued Rights. Following a termination of the Executive’s employment by the Company for Cause, the Executive shall have no further rights to any compensation or any other benefits with respect to the Executive’s employment with the Company except as set forth in this Section 6.2. The Company shall have “Cause” for termination of the Executive’s employment if any of the following has occurred:
(a)
the Executive’s dishonesty or gross negligence in the performance of the Executive’s duties hereunder, which dishonesty or gross negligence, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such dishonesty or gross negligence is received by the Executive from the Company;
(b)
the Executive’s willful or continued failure to perform the Executive’s duties in all material respects, which failure, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such failure is received by the Executive from the Company;
(c)
the Executive’s intentional misconduct in connection with the performance of the Executive’s duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such misconduct is received by the Executive from the Company;

(d)
the Executive’s conviction of, nolo contendere or guilty plea to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;
(e)
a material breach by the Executive of this Agreement or any restrictive covenant(s) entered into by and between the Company and the Executive (including, without limitation, any restrictive covenant agreement or confidentiality, property protection, non-competition and/or non- solicitation agreement executed by Executive, collectively, the “Restrictive Covenant(s)”), which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by the Executive from the Company;
(f)
following a reasonable investigation by the Company, the Company finds a violation by the Executive of any material written policy of the Company, including, but not limited to, policies and procedures pertaining to harassment, discrimination, and drug and alcohol use, which violation, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such violation is received by the Executive from the Company; or
(g)
confirmed positive illegal drug test result for the Executive, after the Executive has been given a reasonable opportunity to present evidence refuting such result to the Company.
6.3
Without Cause or With Good Reason.
(a)
The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive and the Executive may terminate Executive’s employment for Good Reason (as defined below) if Executive provides three (3) months prior written notice to the Company, which notice period may be reduced by the Company upon receipt of such notice. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the Term, the Executive shall be entitled to receive the Accrued Rights, any Accrued Bonus and, subject to Section 6.5, the additional benefits provided in this Section 6.3.
(b)
In addition to the Accrued Rights and any Accrued Bonus, if the Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason during the Term, subject to Section 6.5, 6.9 and 9:
(i)
The Executive will be entitled to continue to receive, as severance, Executive’s Base Salary then in effect at the time of such termination for a period of twelve (12) months following the date of termination (the “Severance Period”). Such payments will be made in equal installments over the Severance Period in accordance with the Payroll Policies, Section 9 hereof, and the terms of the Release, with the first such payment to occur on the First Payment Date (which first payment will include any installments that would have been paid pursuant to the Payroll Policies prior to such First Payment Date).
(ii)
With respect to each outstanding equity award, the Executive shall be eligible to vest in an additional number of Executive’s then outstanding equity awards equal to (A) the amount of the equity awards scheduled to vest on the next applicable vesting date, multiplied by (B) a fraction, the numerator of which is the number of days worked in the vesting period through the date of termination and the denominator of which is the total number of days in the vesting period ending with the next applicable vesting date. To the extent equity awards that are subject solely to time-based vesting become vested pursuant to this paragraph, they shall vest immediately effective as the date of the Executive’s termination of employment. To the extent any equity awards that are subject to performance-based vesting become vested pursuant to this paragraph, they shall vest on the next applicable vesting date, provided that such equity awards subject to performance-based vesting shall only vest to the extent of actual performance. In addition, the post-termination exercise period for any vested stock options held by the Executive as of the date of the Executive’s termination shall be extended through the earlier to occur of (A) the first anniversary of the Executive’s date of termination and (B) the expiration date of such stock option.
(iii)
Subject to Section 6.5, the Executive will also be entitled during the Severance Period to payment to the Executive of the Company’s portion of post-employment Company-sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) and subject to Executive’s valid election to continue healthcare coverage under COBRA, to the extent permissible under the Company’s health insurance plans, including, if permitted and still maintained by the Company and/or Benicomp (as may be amended, modified or terminated by the Company from time to time), subject to applicable taxes and withholdings; provided, that if the Executive becomes covered by the health insurance policy of any subsequent employer during the Severance Period, the continuation of such health insurance coverage (including, without limitation, Benicomp) and premium payment by the Company shall cease.
(c)
Following a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.3.
6.4
Resignation Without Good Reason. The Executive may terminate Executive’s employment without Good Reason (as defined below) upon thirty (30) days’ prior written notice to the Company, which notice period may be reduced by the Company upon receipt of such notice. In the event of such a termination, the Executive shall be entitled to receive the Accrued Rights. Following a termination of the Executive’s employment by the Executive without Good Reason, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.4. The Executive shall have “Good Reason” for termination of Executive’s employment hereunder if, other than for Cause, any of the following has occurred:
(a)
a reduction in the Base Salary or Target Bonus Opportunity other than as described under Section 5.1 of this Agreement;
(b)
the movement by the Company, without the Executive’s consent, of the Executive’s principal place of employment to a site that is more than 50 miles from the Executive’s current principal place of employment; provided, however, that, pursuant to Section 4 of this Agreement, the Company in its sole discretion may require the Executive to report to another location so long as such location is where the Company requires senior management (including the Company’s Chief Executive Officer) to meet and perform duties;
(c)
any material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate the Executive’s employment in connection with any of the foregoing events unless (1) Executive provides the Company with three (3) months prior written notice of such termination, and such notice is provided within ninety (90) days of the initial occurrence of the event constituting Good Reason, (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty-day period following provision of notice, (3) the Company fails to cure such event constituting Good Reason within such thirty-day period; and (4) and such resignation for Good Reason occurs following the expiration of the foregoing cure period.

6.5
Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability) or 6.3, the Executive must (a)

execute and deliver to the Company a general release, substantially in the form attached hereto as Exhibit A (the “Release”) (as may be modified only to the extent necessary to (i) have the same legal effect on the date of execution as it would if it were executed on the date hereof, and (ii) be in accordance with the limitations and requirements of applicable law) and not subsequently revoke such Release, and (b) be and remain in compliance with the Executive’s obligations under this Agreement and the Restrictive Covenant(s). In the event that the Executive breaches the Executive’s obligations hereunder or under the Restrictive Covenant(s), any and all payments or benefits provided for in Sections 6.1 and 6.3 shall cease immediately. The date on which the Release becomes effective is referred to herein as the “Release Effective Date.”
6.6
No Reduction of Severance. Except as provided above, the amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Executive from a subsequent employer, and the Executive will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Executive.
6.7
Resignations. The Executive shall be deemed to have voluntarily resigned from each officer and each director position the Executive holds with the Company and/or any of its subsidiaries or affiliates upon the termination of the Executive’s employment for any reason. The Executive agrees to provide the Company with any documentation requested by it to evidence such resignation(s) promptly following the Company’s request.
6.8
Sole and Exclusive Remedy. It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 6 shall be the Executive’s sole and exclusive remedy in the case of termination and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.
6.9
Return of Property and Information. On or before the termination of Executive’s employment, or at any time upon demand of the Company, for whatever reason, Executive will return to the Company, all Company property, equipment, confidential information, records electronically stored data and other materials relating to Executive’s employment, including tools, documents, papers, computer software, and passwords and other identification materials. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, or agents that may be in Executive’s possession or control.
7.
Non-Disparagement. Subject to Section 12 below, the Executive will not, during the Term and thereafter: (a) make any statement disparaging or criticizing the Company, or any products or services offered by the Company or any of its affiliates, or (b) make any other statement which would be reasonably expected to (i) impair the goodwill or reputation of the Company or (ii) impair the goodwill or reputation of any products or services offered by the Company or any of its affiliates. For the avoidance of doubt, the foregoing shall not prohibit the Executive during the Term from discharging his duties by providing constructive criticism to his peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other form of legal process. Notwithstanding the foregoing, nothing herein shall restrict the Executive from making truthful statements in response to a court order or lawful subpoena, to a governmental agency, or which by law cannot be subject to a non-disparagement covenant. Further, nothing herein shall prevent the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.
8.
Certain Agreements.

8.1
Customers, Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any client or customer of or supplier to the Company, other than the ownership of less than five percent (5%) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information.
8.2
Company Policies and Procedures. Executive acknowledges and agrees that employment with the Company is conditioned upon Executive’s timely and proper completion of federal and any applicable state employment eligibility requirements (including, but not limited to, the federal form I-9) and all new hire paperwork relevant to Executive’s position, including the Company’s Agreement Regarding Confidentiality, Non-Solicitation and Other Matters. Executive further agrees that employment with the Company is subject to, and Executive agrees to abide by, the policies and procedures made available to Executive as of the date hereof including, without limitation, those set forth in the Company’s Employee Handbook and Code of Business Conduct & Ethics, as may be amended from time to time.
9.
Necessary Amendments to Comply with Section 409A. The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 6 shall be delayed for a period of six (6) months and one day following the Executive’s separation from service to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. Any payments described in this Agreement that qualify for the “short-term deferral” exception from Section 409A as described in the Treasury Regulation Section 1.409A-1(b)(4) will be paid under such exception. The Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. In the event the Release Effective Date does not occur on or prior to the date that is thirty (30) days following the Executive’s date of termination, the Executive shall not be entitled to any of the payments provided under Section 6.1 (in the case of termination for Disability) or 6.3 (other than the Accrued Rights or the Accrued Bonus). Payment of the severance compensation that becomes payable hereunder shall commence on the Company’s first payroll date that is coincident with or immediately following the date that is thirty (30) days following the Executive’s separation from service (the “First Payment Date”), and the Executive shall receive any severance compensation that otherwise would have been paid prior to such First Payment Date absent the application of this Section 9 in a lump- sum payment on such First Payment Date. If additional guidance is issued under, or modifications are made to, Section 409A of the Code or any other law affecting payments to be made under this Agreement, the Executive agrees that the Company may take such reasonable actions and adopt such amendments as the Company believes are necessary to ensure continued compliance with the Code, including Section 409A thereof. However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and the Executive shall be responsible for obtaining his own tax advice with regard to such matters.
10.
Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith).
10.1
For notices and communications to the address of the Company’s principal executive offices and to the attention of the Company’s General Counsel.
10.2
For notices and communications to the Executive, to the Executive’s most recent address on file with the Company. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
11.
Parachute Payments.
11.1
Notwithstanding any other provisions of this Agreement or any employee benefit plans, programs or arrangements, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 6 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 11(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
11.2
The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
11.3
The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, (the “Independent Adviser”) to make determinations regarding the application of this Section 11. The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date on which Executive’s right to the Total Payments is triggered, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Adviser made hereunder shall be final, binding and conclusive upon the Company and Executive.

11.4
In the event it is later determined that to implement the objective and intent of this Section 11, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A of the Code.
12.
Whistleblower Protections and Trade Secrets; Other Protected Activity. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity (including but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the National Labor Relations Board (the “NLRB”) or the U.S. Department of Justice) in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Further, nothing herein will prevent the Executive from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.
General.
13.1
Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of Arkansas, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in the State of Arkansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator’s decision on the merits. Notwithstanding anything herein to the contrary, the Company or the Executive shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

13.2
Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING

RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
13.3
Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
13.4
Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of the Executive’s employment by the Company or reasons for the cessation of such employment, and inure to the benefit of the Executive’s administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by the Executive. The Company may assign this Agreement and its rights and interests, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; (b) to any wholly owned subsidiary of the Company; or (c) as collateral to one or more lenders of the Company or its subsidiaries or affiliates. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, and the rights of the Company hereunder are enforceable by its subsidiaries or affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.
13.5
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.
13.6
Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
13.7
Rules of Construction. Each of the parties acknowledges that it has been represented by (or has had the opportunity to be represented by) independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel (if the party has elected to obtain such advice). Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
13.8
Entire Agreement. This Agreement (together with the documents referred to herein, including without limitation the Restrictive Covenants and any documents evidencing such Restrictive Covenants) supersedes all prior agreements between the parties with respect to its subject matter; and is a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.
13.9
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

13.10
Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment or electronic signature tool such as DocuSign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email or electronic signature tool such as DocuSign to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email or electronic signature tool such as DocuSign as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
13.11
Survival. The covenants, provisions, terms and conditions of Sections 6 and 7 and Sections 9 through 13 of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement and/or the termination of the Executive’s employment regardless of the circumstances of or reason for such termination.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Advantage Solutions Inc.

By: /s/ David Peacock

Name: David Peacock

Title: Chief Executive Officer

EXECUTIVE:

By: /s/ Jack Pestello

Name: Jack Pestello

[Signature Page to Employment Agreement]

EXHIBIT A

Form of General Release

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Jack Pestello (“Employee”), on the one hand, and Advantage Solutions Inc., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, Company employed Employee pursuant to that certain Employment Agreement dated as March 28, 2023, as amended or otherwise modified from time to time (the “Employment Agreement”);

WHEREAS, Employee’s employment and all of Employee’s positions with Company and its subsidiaries and affiliates terminated effective [DATE] (the “Termination Date”);

WHEREAS, Employee seeks to obtain the payments and benefits provided under the Employment Agreement;

WHEREAS, Employee acknowledges that Employee has received all accrued wages, bonus, vacation/paid time-off and any other compensation due as of the Termination Date; provided, however, that Employee understands Employee may subsequently receive a separate check for reimbursement of reasonable business expenses in accordance with Company policies; and

WHEREAS, capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in an effort to put any and all disputes behind the parties, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever relating to, or arising from Employee’s employment by Company and/or the termination of that employment.

1.
Effective Date. This Agreement shall not become effective unless and until (i) the Company has received this Agreement signed by Employee without modification; and (ii) the 7-

day revocation period referenced herein has expired and Employee has not revoked Employee’s assent to this Agreement, and shall thereafter be effective as of the date such revocation period terminates without exercise (the “Effective Date”). In the event the Effective Date does not occur within thirty (30) days following the Termination Date, the Executive shall not be eligible to receive any of the severance payments or benefits under the Employment Agreement.

2.
Severance Pay and Benefits. Provided that (i) the Effective Date has occurred; within thirty (30) days following the Termination Date (ii) Employee has not revoked Employee’s assent to this Agreement; and (iii) Employee has returned all Company property (including without limitation any and all confidential and proprietary information) issued to Employee in connection with Employee’s employment with the Company as required by Section 6.9 of the Employment Agreement:

Company shall pay Employee the gross amount of [$AMOUNT], which represents [APPLICABLE TIME PERIOD] ([ ]) months (the “Severance Period”) of Employee’s current Base Salary under the Employment Agreement, less normal, customary, and required withholdings for federal and state income tax, FICA, and other taxes (“the Severance Pay”). Unless terminated earlier pursuant to the Employment Agreement, the Severance Pay shall be payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.

Company shall pay Employee the following: [APPLICABLE TIME PERIOD] ([

]) months of the Company’s portion of post-employment company sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) (“Severance Benefits”), to the extent permissible under the Company’s health insurance plans including, if permitted and still maintained by the Company and/or Benicomp (subject to applicable taxes and withholdings).

(a)
The Company will make the first monthly Severance Benefits payment to Employee as soon as administratively possible following (i) the Effective Date, and (ii) receipt by Company of notification that Employee has made the necessary election of benefits continuation under COBRA. Unless terminated earlier pursuant to the Employment Agreement or at the election of Employee, the Company will continue to pay Employee the monthly installment of the Severance Benefits for the Severance Period, so long as the Company receives notification that the Employee is continuing to pay the necessary premiums to the carrier or COBRA administrator.
(b)
Employee will be responsible for paying the full amount of the premium, plus applicable administrative fees, to the carrier or COBRA administrator.

The entire amount of the payments set forth in Section 2 and its subsections paid by the Company to Employee is considered taxable income and will be reported on a Form W-2 issued to Employee for the applicable year.

In the event the Company, after reasonable investigation, determines that Employee has breached Employee’s obligations under (i) this Agreement or the Employment Agreement; or (ii) the Restrictive Covenants; if applicable, Employee’s eligibility for the Severance Pay and Severance Benefits shall cease immediately. Moreover, from the date of the breach, the Company shall be entitled to recover payments in excess of one thousand dollars ($1,000.00) made to the Employee for Severance Pay under this Agreement.

Employee acknowledges that the Severance Pay and Severance Benefits exceeds any earned wages or anything else of value otherwise owed to Employee by the Company.

3.
General Release of Claims.

Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, its parents, subsidiaries and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment by Company (hereinafter referred to as

“Employee’s Released Claims”), from the beginning of time up to and including the Effective Date, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to the Employment Agreement and any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims) or (iii) any federal, state or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind, including, without limitation, the California Family Rights Act and the California Fair Employment and Housing Act.

Employee represents and warrants that Employee has brought no complaint, claim, charge, action or proceeding against any of the Advantage Companies in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; provided, however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.

Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

Section 3.1 does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder. Nothing in Section 3.1 waives (i) Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or any other indemnification rights to which Executive may be entitled under the organizational documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Executive or hold Executive harmless; (ii) any vested rights Executive (and/or his dependents) may have under the employee benefit plans, programs, policies or arrangements of the Company and its affiliates; (iii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (v) claims for breach of any of the Company’s continuing obligations to Executive under the Employment Agreement; and (vi) any right that may not be waived by private agreement.

4.
Waiver of Unknown Claims. Employee expressly acknowledges that Employee has read and understood the following language contained in Section 1542 of the California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER THAT WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under section 1542, or any other statutory or non-statutory law of similar effect. Thus, Employee expressly acknowledges this Agreement is intended to and does include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement extinguishes any such claims. Employee warrants that Employee has consulted counsel and/or has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of section 1542 (or other state law of similar effect) and that Employee understands the section 1542 (or other state law of similar effect) waiver and freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

5.
No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.
6.
Cooperation. Employee hereby agrees to cooperate with and provide requested assistance to Company with respect to any claim, cause of action, litigation, or other matter involving the Company, in which: (a) Employee (i) has significant knowledge, or (ii) was intimately involved, during the course of Employee’s employment, and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. For the avoidance of doubt, nothing in this Section 6 is intended to require Employee to provide anything but truthful and accurate information or testimony in the event Employee is asked for information or called to testify.
7.
Return of Information and Property. Employee represents that as of the date of

Employee’s execution of this Agreement, Employee has returned to the Company, all Company property, equipment, confidential information, records, electronically stored data and other materials relating to Employee’s employment, including tools, documents, papers, computer software, passwords and other identification materials, ID cards, keys, credit cards, personal computers, tablets, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, employees, or agents that may be in Employee’s possession or control. All such Company property must be returned by Employee in order for Employee to commence receiving the Severance Pay and Severance Benefits provided under Section 2 hereof.

8.
Compliance with Prior Restrictive Covenants. Employee hereby reaffirms Employee’s obligations under the Restrictive Covenants.
9.
Breach.

Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond,

restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

The foregoing shall in no way limit the Company’s rights under Section 2.4 of this Agreement:

(a)
Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.
(b)
Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.
(c)
The foregoing shall in no way limit the Company’s rights under Section 2.4 of this Agreement.
10.
Employee Representations. Employee represents and agrees that Employee (a) has suffered no injuries or damages in the course and scope of Employee’s employment with the Company that Employee did not already report to the Company; (b) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance; and (c) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.
11.
Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith).

For notices and communications to the Company, to the address of the Company’s principal executive office and to the attention of the Company’s General Counsel.

For notices and communications to the Executive, to the Executive’s most recent address or e-mail address on file with the Company. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

12.
No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.
13.
Severability. If any provision of this Agreement is held to be unenforceable for any reason, all of the remaining parts of the Agreement shall remain in full force and effect.
14.
No Assignment. Employee has not assigned any portion of the Employee’s Released Claims to any third party.

15.
Governing Law; Arbitration. This Release shall be subject to the provisions of Section 13.1 of the Employment Agreement.
16.
Integration. This Agreement contains the entire agreement between the parties hereto and, except as expressly referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among the parties hereto relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the parties to this Agreement. Other than these exceptions noted herein and the provisions of the Employment Agreement which survive termination by their express terms (including without limitation Section 12 and the Restrictive Covenants), Employee understands that all prior agreements between Employee and the Company are terminated and that neither Employee nor the Company has any continuing rights or obligations under any such agreement(s).
17.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.
18.
Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.
19.
Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment or electronic signature tool such as DocuSign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email or electronic signature tool such as DocuSign to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email or electronic signature tool such as DocuSign as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
20.
ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, Employee acknowledges by Employee’s signature below that, with respect to the rights and claims waived and released herein under the ADEA, Employee has read and understands this Agreement and specifically understands the following:

20.1 That Employee is advised to consult with an attorney before signing this Agreement;

20.2 That Employee is releasing the Company Releasees from, among other things, any claims which Employee might have against any of them pursuant to the ADEA as amended;

20.3 That the releases contained in this Agreement do not cover any rights or claims that may arise after the date on which Employee executed this Agreement;

20.4 That Employee has been given a period of twenty-one (21) days in which to consider this Agreement but if Employee elects to forego any portion of the twenty-one day period Employee understands and agrees that Employee does so voluntarily and is waiving the balance of the twenty-one day period; and

20.5 That Employee may revoke this Agreement during the seven (7) day period following the date of Employee’s execution of this Agreement by giving written notice of said revocation in accordance with the notice provision of this Agreement, and that this Agreement will not become binding and effective until the seven (7) day revocation period has expired.

Dated: , 20 By:

Name: Jack Pestello

Advantage Solutions Inc.

Dated: , 20 By:

Name:

Title: